Exhibit 5.1

April 3, 2026

Relmada Therapeutics, Inc.

2222 Ponce de Leon Blvd., Floor 3

Coral Gables, Florida 33134

Ladies and Gentlemen:

We have acted as local counsel to Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration for resale by the selling stockholders named therein of up to 33,685,096 shares of the Company’s common stock, par value $0.001 per share, consisting of (i) 29,474,569 shares of common stock (the “Shares”) issued in a private placement pursuant to the Securities Purchase Agreement, dated as of March 9, 2026 (the “Securities Purchase Agreement”), by and among the Company and the purchasers identified therein (the “Investors”), and (ii) 4,210,527 shares of common stock (the “Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued to the Investors in such private placement.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act (17 C.F.R. § 229.601(b)(5)) in connection with the Registration Statement, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than the opinions expressly set forth below.

We have examined copies of such corporate records, agreements, documents and other instruments of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter, including (without limitation) the Articles of Incorporation of the Company, as amended to date, and the Second Amended and Restated Bylaws of the Company, as amended to date. We have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We have assumed for purposes of this opinion that: (a) the genuineness and authenticity of all signatures on original documents; (b) the accuracy and completeness of all documents delivered to us and the authenticity of all documents submitted to us as originals; (c) the conformity to originals of all documents submitted to us as copies; (d) the accuracy, completeness and authenticity of certificates of public officials; (e) the legal capacity of all natural persons; (f) the due authorization, execution and delivery of all documents by parties other than the Company; and (g) that the Securities Purchase Agreement constitutes the valid and binding obligations of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We are opining herein as to Chapter 78 of the Nevada Revised Statutes, as amended, and applicable provisions of the Nevada Constitution. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, and the Warrant Shares have been duly authorized and when issued in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Holland & Hart